Prospectus Supplement No. 4	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated September 7, 2007)	Registration No. 333-145926
STEWART ENTERPRISES, INC.
$125,000,000 3.125% Senior Convertible Notes due 2014
$125,000,000 3.375% Senior Convertible Notes due 2016
and Class A Common Stock Issuable Upon Conversion of the Notes
     The following information supplements and amends the prospectus dated September 7, 2007 (the “Prospectus”), as supplemented by the prospectus supplements dated October 5, 2007, November 13, 2007 and December 18, 2007 relating to the resale by the selling securityholders of our 3.125% Senior Convertible Notes due 2014 and our 3.375% Senior Convertible Notes due 2016, which we issued in a private placement on June 27, 2007, and shares of our Class A common stock issuable upon conversion of the notes.
     This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus. This prospectus supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus.
     Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “STEI.” On January 18, 2008, the closing sale price of our Class A common stock on the NASDAQ Global Select Market was $7.12 per share.
     We have assumed for purposes of the tables below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this supplement and the Prospectus, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.
     See “Risk Factors” beginning on page 9 of the Prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes and common stock issuable upon conversion of the notes.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is January 23, 2008.

SELLING SECURITYHOLDERS
     The information set forth in the tables of selling securityholders below was furnished to us on or before January 21, 2008. Because selling securityholders may trade all or some of the notes, and common stock issuable upon conversion of the notes, listed at any time without notifying us, the tables of selling securityholders may not reflect, as of the date of this prospectus supplement, the exact value of the notes and common stock issuable upon conversion of the notes. In addition, the selling securityholders listed in the tables may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes, or common stock issuable upon conversion of the notes, since the date as of which the information in the tables is presented.
     The table included in the section captioned “Selling Securityholders” of the Prospectus with respect to the 3.125% Senior Convertible Notes due 2014 as previously filed, is hereby supplemented and amended to reflect the selling securityholders identified below and to reflect the notes, and common stock issuable upon conversion of the notes, for such selling securityholders:
Additional Selling Securityholders
3.125% Convertible Senior Notes Due 2014

					No. of
	Principal			No. of	Shares of
	Amount of		No. of	Shares of	Common
	Notes	Percentage	Shares of	Common	Stock
	Beneficially	of	Common	Stock	Held
	Owned and	Notes	Stock	Being	After
Name of Selling Securityholder	Offered ($)	Outstanding	Owned (1)	Offered (1)	Offering (1)
OCM Convertible Trust(2) (3)	1,095,000	*	99,090	9,9090	0
Delta Air Lines Master Trust — CV(2) (3)	520,000	*	47,056	47,056	0
Delaware Public Employees Retirement System(2) (3)	1,950,000	1.56	176,462	176,462	0
Chrysler Corporation Master Retirement Trust(2) (3)	3,460,000	2.77	313,107	313,107	0
Vanguard Convertible Securities Fund, Inc. (2) (3)	5,665,000	4.53	512,646	512,646	0
Delta Pilots Disability & Survivorship Trust — CV(2) (3)	415,000	*	37,554	37,554	0
Microsoft Capital Group, L.P. (2) (3)	345,000	*	31,220	31,220	0
Qwest Occupational Health Trust(2) (3)	235,000	*	21,265	21,265	0
The Travelers Indemnity Company(2) (3)	1,395,000	1.12	126,238	126,238	0
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(2) (3)	335,000	*	30,315	30,315	0
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(2) (3)	185,000	*	16,741	16,741	0
International Truck & Engine Corporation Retiree Health Benefit Trust(2) (3)	200,000	*	18,098	18,098	0
UnumProvident Corporation(2) (3)	580,000	*	52,486	52,486	0
F.M. Kirby Foundation, Inc. (2) (3)	595,000	*	53,843	53,843	0
OCM Global Convertible Securities Fund(2) (3)	280,000	*	25,338	25,338	0
Virginia Retirement System(2) (3)	3,480,000	2.78	314,917	314,917	0
Qwest Pension Trust(2) (3)	1,450,000	1.16	131,215	131,215	0
ACE Tempest Reinsurance Ltd. (2) (3)	775,000	*	70,132	70,132	0
National Railroad Retirement Investment Trust(2) (3)	1,860,000	1.49	168,318	168,318	0
Trust for the Defined Benefit Plans of ICI American Holdings, Inc. (2) (3)	300,000	*	27,148	27,148	0
Arlington County Employees Retirement System(2) (3)	530,000	*	47,961	47,961	0

*	Denotes less than 1%

(1)	Assumes for each $1,000 in principal amount of notes a maximum of 90.4936 shares of common stock could be issued upon conversion. However, this conversion rate will be subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Assuming that all of the notes listed above are sold, none of the selling securityholders listed above will own 1% or more of the outstanding common stock.

(2)	Lawrence W. Keele, on behalf of Oaktree Capital Management L.P., the investment manager of the selling securityholder with respect to these securities, exercises voting power and investment control over these securities. Mr. Keele, Oaktree Capital Management L.P. and all employees and members of Oaktree Capital Management, L.P. disclaim beneficial ownership of the securities held by the selling securityholder except for their pecuniary interest therein.

(3)	Oaktree Capital Management, L.P. is the majority owner of OCM Investments, LLC, a registered broker-dealer. Oaktree Capital Management L.P. has advised that it acquired the securities in the ordinary course of business and did not at the time of purchase have any arrangement to distribute the securities.
     The table included in the section captioned “Selling Securityholders” of the Prospectus with respect to the 3.375% Senior Convertible Notes due 2016 as previously filed, is hereby supplemented and amended to reflect the selling securityholder identified below and to reflect the notes, and common stock issuable upon conversion of the notes, for such selling securityholder:
Additional Selling Securityholders
3.375% Convertible Senior Notes Due 2016

No. of
	Principal			No. of	Shares of
	Amount of		No. of	Shares of	Common
	Notes	Percentage	Shares of	Common	Stock
	Beneficially	of	Common	Stock	Held
	Owned and	Notes	Stock	Being	After
Name of Selling Securityholder	Offered ($)	Outstanding	Owned (1)	Offered (1)	Offering (1)
Merrill Lynch, Pierce, Fenner & Smith, Inc.(2) (3) (4)	3,250,000	2.6	294,104	294,104	0

(1)	Assumes for each $1,000 in principal amount of notes a maximum of 90.4936 shares of common stock could be issued upon conversion. However, this conversion rate will be subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Assuming that all of the notes listed above are sold, the selling securityholder listed above will not own 1% or more of the outstanding common stock.

(2)	The selling securityholder has identified itself as a broker-dealer, and has represented that it did not acquire these securities as compensation and does not plan to make a market in the securities.

(3)	To the best of the selling securityholder’s knowledge, it does not nor do any of its affiliates, officers, directors or principal equity holders hold any position or office or have any other material relationship with the Company, however, the selling securityholder is a multi-national, full-service financial services firm with many entities that may have or had any number of and types of relationships with the Company, including as an underwriter or syndicate member in past offerings.

(4)	The selling securityholder beneficially owns $1,350,000 of 3.125% Senior Convertible Notes due 2014. Assuming a conversion rate of 90.4936 shares of common stock per $1,000 principal amount of these notes, 122,166 shares of common stock are issuable upon conversion of the 3.125% Senior Convertible Notes due 2014 beneficially owned by the selling securityholder.

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